BNC Bancorp and KeySource Financial Announce Definitive Merger Agreement

Bank of North Carolina Expands Reach in Key Markets

[HIGH POINT, NC] – December 21, 2011 – BNC Bancorp (Nasdaq: BNCN) (“BNC”) and KeySource Financial, Inc. (“KeySource”) today announced the signing of an Agreement and Plan of Merger (“Agreement”). This transaction provides an opportunity for BNC and KeySource to utilize their combined market presence to expand and enhance the BNC franchise in the Raleigh-Durham market. KeySource Commercial Bank, a wholly-owned subsidiary of KeySource, with an office serving the attractive Greater Durham and Raleigh markets, reported total assets of $206 million, consisting of loans of $157 million and deposits of $166 million as of September 30, 2011.

The Agreement provides for consideration to be a 100% stock exchange, with the exchange ratio set at one share of BNCN stock for every outstanding share of KeySource.  Based on the closing price of BNC’s common stock on Nasdaq on December 20th, the acquisition value is approximately $12.2 million.  The definitive agreement further provides for KeySource Commercial Bank to merge with Bank of North Carolina, a wholly owned subsidiary of BNC.

Transaction Highlights

	The low-risk combination provides increased distribution and scale in the combined Raleigh-Durham MSA, the market with the highest forecasted five-year growth rate in the Carolinas.

	Increases presence in the Raleigh-Durham market to two full-service offices and approximately $220 million in loans and $187 million in deposits.

	Strong cultural and business fit: Seasoned banking and credit team with a strategic focus toward business banking, mortgage lending, and high-touch retail products and services.

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Clean loan portfolio dramatically reduces risk:  Majority of current outstanding credits were originated after the 2008 initial declines in real estate values, with the majority of problem credits concentrated in three relationships which have been appropriately marked.

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Immediately accretive to BNC’s forward earnings per share, Tangible Common Equity ratio and Tier-One common ratios.  The estimated internal rate of return is in excess of twenty percent, materially exceeding BNC’s current cost of capital.  Share-for-share exchange, resulting in price to KeySource’s stated tangible book of 60%.

	Third transaction either announced or closed by BNC during the fourth quarter of 2011, along with:

	Blue Ridge Savings Bank, Inc., Asheville, NC – FDIC-assisted transaction closed October 14, 2011.

	Regent Bank of South Carolina, Greenville, SC – Announced on September 8, 2011, and approved by all regulatory agencies and expected to close on December 30, 2011.

Commenting on the transaction, Swope Montgomery, President and CEO of BNC, said:  “We are excited about the opportunity to expand our market presence in the Triangle area of North Carolina with such a talented group of bankers.  We look forward to welcoming the shareholders and customers of KeySource to the Bank of North Carolina family.”

KeySource Chief Executive Officer, Don Draughon, commented: “We look forward to becoming a part of the Bank of North Carolina organization, one of the clear community bank consolidators in the Carolinas, and to providing our customers with increased convenience and a broader suite of financial products and services.  We believe that BNC’s access to capital, strong financials, dedication to customer retention, proactive emphasis on leveraging talent, and expanded array of services will make our combined organization highly successful in our markets. Our shareholders get BNC’s more liquid stock and a quarterly cash dividend, as well as being positioned to participate in the future upside in BNC stock as the economy improves.”

"Today's announcement is an important step for BNC as we accelerate the growth of our Raleigh-Durham franchise and, in particular, our commitment to the Durham market," said Rick Callicutt, President of Bank of North Carolina.  He continued, "We have great respect for Don and the leadership team he has built at KeySource, and are excited that his team will join forces with the talented group in our Raleigh office to create a dynamic banking team in the Triangle.”

Callicutt continued, “The key to our expansion plan is balance, and with our two recent FDIC acquisitions being in markets where we feel deposit growth will be more robust than lending opportunities, the addition of KeySource, along with the Regent Bank transaction in Greenville, South Carolina, provides us two growth markets where we believe we can achieve above average loan growth. Furthermore, to support the growth of BNC over the past eighteen months, we have been fortunate to attract several key senior leaders with seasoned track records of successfully integrating multiple branch networks, assessing and managing risk, and coordinating the myriad of operational challenges associated with this level of consolidation activity.”

Closing of the transaction, which is subject to regulatory approval, customary closing conditions and the approval of KeySource’s shareholders, is expected to occur in the second quarter of 2012.

BNC Bancorp and its subsidiary, Bank of North Carolina, were advised in the transaction by Keefe, Bruyette & Woods as financial advisor and Womble Carlyle Sandridge & Rice, LLP as legal advisor. KeySource Financial was advised by Banks Street Partners, LLC, as financial advisor, and Gaeta & Eveson, P.A., as legal advisor.  Carson Medlin, a division of Monroe Securities Inc., provided a fairness opinion to the KeySource Board of Directors.

Forward Looking Statements

The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the acquisition: (i) general economic or business conditions in the Raleigh-Durham MSA; (ii) greater than expected costs or difficulties related to the integration of KeySource; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger of KeySource, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.

About BNC Bancorp and Bank of North Carolina

BNC Bancorp is the parent company of Bank of North Carolina, an approximately $2.4 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 31 full-service banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

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